Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 252-7999 F (617) 252-7550 www.vcel.com

Vericel Reports Second-Quarter 2017 Financial Results
Revenue of $17.0 Million Represents a 32% Increase Over Second Quarter 2016
Results Driven by Momentum of MACI Uptake Following Launch
Conference Call Today at 8:00am Eastern Time
CAMBRIDGE, Mass., August 9, 2017 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ: VCEL), a leading developer of expanded autologous cell therapies for the treatment of patients with serious diseases and conditions, today reported financial results for the second quarter ended June 30, 2017.
Total GAAP net revenues for the quarter ended June 30, 2017 were approximately $17.0 million, and included approximately $12.9 million of MACI® (autologous cultured chondrocytes on porcine collage membrane) and Carticel® (autologous cultured chondrocytes) net revenues and approximately $4.1 million of Epicel® (cultured epidermal autografts) net revenues, compared to $8.9 million of Carticel revenues and $3.8 million of Epicel revenues, respectively, in the second quarter of 2016. Total GAAP net revenues increased 32% compared to the second quarter of 2016, with MACI and Carticel revenues increasing 44% and Epicel revenues increasing 6%, respectively, compared to the same period in 2016.
MACI and Carticel GAAP net revenues include a partial reversal of a revenue reserve established in the first quarter of 2017. In April 2017, the company received notification of a contractual dispute between a contracted service provider and a third-party payer related to certain insurance reimbursement claims associated with Carticel and MACI surgeries performed in 2016 and 2017. This dispute was subsequently resolved and the negotiated reimbursement resulted in the company’s ability to recognize $1.4 million in additional MACI and Carticel revenue in the second quarter. Excluding the $1.4 million partial reversal of the revenue reserve, total revenues increased 21% and MACI and Carticel net revenues increased 28%, respectively, compared to the second quarter of 2016.
Gross profit for the quarter ended June 30, 2017 was $9.3 million, or 55% of net revenues, compared to $5.5 million, or 43% of net product revenues, for the second quarter of 2016.
Research and development expenses for the quarter ended June 30, 2017 were $3.0 million compared to $4.1 million in the second quarter of 2016. The reduction in second-quarter research and development expenses is primarily due to a reduction in ixCELL-DCM clinical trial expenses.
Selling, general and administrative expenses for the quarter ended June 30, 2017 were $8.8 million compared to $6.4 million for the same period a year ago. The increase in selling, general and administrative expenses is primarily due to an increase in expenses for marketing initiatives related to the launch of MACI and an increase in personnel costs primarily related to an increase in the MACI sales force.
Loss from operations for the quarter ended June 30, 2017 was $2.5 million, compared to $5.0 million for the second quarter of 2016. Material non-cash items impacting the operating loss for the quarter included $1.3 million of stock-based compensation expense and $0.8 million in depreciation expense.
Other income for the quarter ended June 30, 2017 was $0.1 million compared to $1.9 million for the same period in 2016. The change in other income for the quarter is primarily due to interest expense on the outstanding revolving credit agreement and term loans and the change in the fair value of warrants in the second quarter of 2017 compared to the same period in 2016.
Vericel’s net loss for the quarter ended June 30, 2017 was $2.4 million, or $0.07 per share, compared to a net loss of $3.0 million, or $0.22 per share, for the same period in 2016.
As of June 30, 2017, the company had $14.0 million in cash compared to $23.0 million in cash at December 31, 2016.
“We had a very strong second quarter driven by the accelerating uptake of MACI,” said Nick Colangelo, president and CEO of Vericel. “Our robust revenue growth and margin expansion reflect the success of our commercial team’s sales and marketing initiatives coupled with strong physician enthusiasm for MACI.”
Recent Business Highlights
During and since the second quarter of 2017, the company:

•
Achieved 28% growth in total MACI and Carticel net product revenues for the second quarter of 2017 compared to the same period in 2016, excluding the impact of a $1.4 million partial reversal of a revenue reserve;

•	Achieved gross margins of 51% of total net revenues in the second quarter of 2017 versus 43% in the same period in 2016, excluding the impact of a $1.4 million partial reversal of a revenue reserve;

•	Trained more than 350 surgeons on the MACI surgical procedures to date, with approximately 50% of trained surgeons coming from former Carticel user and non-Carticel user segments;

•	Increased biopsies 23% in the second quarter and 20% for the first half of 2017, respectively, compared to the same periods in 2016;

•	Medical benefit policies updated to include MACI at multiple commercial plans, including 18 of the top 28 commercial plans, which we believe represent approximately half of covered lives;

•
Executed a distribution agreement with Orsini Healthcare Services for MACI to ensure consistent and broad patient access and launched a standalone patient case management service for patient support services for MACI;

•
Announced the presentation of outcomes data from over 950 severe burn patients treated with Epicel demonstrating a probable survival benefit at the 49th annual meeting of the American Burn Association;

•	Received the FDA Regenerative Medicine Advanced Therapy (RMAT) designation for ixmyelocel-T for the treatment of patients with advanced heart failure due to ischemic dilated cardiomyopathy; and

•	Licensed the company’s product portfolio to Innovative Cellular Therapeutics for distribution in China, South Korea, and other countries in Southeast Asia.

“While our focus remains on our commercial portfolio, the RMAT designation for ixmyelocel-T opens up a number of exciting possibilities for the future of the program,” added Mr. Colangelo. “Likewise, the license of our product portfolio to ICT provides an opportunity to develop a global footprint for our product portfolio and to create another potential revenue stream for the company. We believe that these results position the company for strong growth in both the short and long term.”
Conference Call Information
Today's conference call will be available live at 8:00am Eastern time in the Investors section of the Vericel website at http://investors.vcel.com/events.cfm. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary. To participate in the live call by telephone, please call (877) 312-5881 and reference Vericel Corporation's second-quarter 2017 investor conference call. If calling from outside the U.S., please use the international phone number (253) 237-1173.
If you are unable to participate in the live call, the webcast will be available at http://investors.vcel.com/events.cfm until August 9, 2018. A replay of the call will also be available until 11:00am (EDT) on August 13, 2017 by calling (855) 859-2056, or from outside the U.S. (404) 537-3406. The conference ID is 54878623.

About Vericel Corporation
Vericel develops, manufactures, and markets expanded autologous cell therapies for the treatment of patients with serious diseases and conditions. The company markets two cell therapy products in the United States. Vericel is marketing MACI® (autologous cultured chondrocytes on porcine collagen membrane), an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Vericel is also marketing Epicel® (cultured epidermal autografts), a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. Vericel is developing ixmyelocel-T, an autologous multicellular therapy intended to treat advanced heart failure due to ischemic dilated cardiomyopathy. For more information, please visit the company's website at www.vcel.com.
Epicel®, Carticel®, and MACI® are registered trademarks of Vericel Corporation. © 2017 Vericel Corporation. All rights reserved.
This document contains forward-looking statements, including, without limitation, statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products and growth in revenues, intended product development, clinical activity timing, regulatory progress, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with competitive developments, clinical trial and product development activities, regulatory approval requirements, estimating the commercial growth potential of our products and product candidates and growth in revenues and improvement in costs, market demand for our products, our ability to secure consistent reimbursement for our products, and our ability to supply or meet customer demand for our products. These and other significant factors are discussed in greater detail in Vericel's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission ("SEC") on March 13, 2017, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management's current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Global Media Contacts:
David Schull
Russo Partners LLC
+1 212-845-4271 (office)
+1 858-717-2310 (mobile)
David.schull@russopartnersllc.com

Karen Chase
Russo Partners LLC
+1 646-942-5627 (office)
+1 917-547-0434 (mobile)
Karen.chase@russopartnersllc.com

Investor Contacts:
Chad Rubin
The Trout Group
crubin@troutgroup.com
+1 (646) 378-2947

Lee Stern
The Trout Group
lstern@troutgroup.com
+1 (646) 378-2922

VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash	$14,041	$22,978
Accounts receivable (net of allowance for doubtful accounts of $108 and $225, respectively)	14,729	17,093
Inventory	3,155	3,488
Other current assets	1,116	1,164
Total current assets	33,041	44,723
Property and equipment, net	3,493	3,875
Total assets	$36,534	$48,598
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,272	$6,535
Accrued expenses	4,135	4,523
Current portion of term loan credit agreement, net of deferred costs of $110	2,112	779
Warrant liabilities	209	757
Other	215	259
Total current liabilities	12,943	12,853
Revolving and term loan credit agreement, net of deferred costs of $238 and $293, respectively	8,040	9,318
Long term deferred rent	1,567	1,687
Other long term debt	11	32
Total liabilities	22,561	23,890
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Series B-2 voting convertible preferred stock, no par value: shares authorized and reserved — 39, shares issued and outstanding — 0 and 12, respectively	—	38,389
Common stock, no par value; shares authorized — 75,000; shares issued and outstanding — 32,768 and 31,595, respectively	369,540	329,720
Warrants	190	190
Accumulated deficit	(355,757)	(343,591)
Total shareholders’ equity	13,973	24,708
Total liabilities and shareholders’ equity	$36,534	$48,598

VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Product sales, net	$16,953	$12,823	$26,314	$26,931
Cost of product sales	7,670	7,300	14,779	13,860
Gross profit	9,283	5,523	11,535	13,071
Research and development	2,971	4,058	6,438	7,594
Selling, general and administrative	8,833	6,449	17,241	12,453
Total operating expenses	11,804	10,507	23,679	20,047
Loss from operations	(2,521)	(4,984)	(12,144)	(6,976)
Other income (expense):			0
Decrease in fair value of warrants	441	1,942	548	302
Foreign currency translation loss	(13)	(1)	(14)	(11)
Interest income	3	2	4	7
Interest expense	(299)	(3)	(561)	(6)
Other income (expense)	1	—	1	(10)
Total other income (expense)	133	1,940	(22)	282
Net loss	$(2,388)	$(3,044)	$(12,166)	$(6,694)

Net loss per share attributable to common shareholders (Basic and Diluted)	$(0.07)	$(0.22)	$(0.38)	$(0.46)
Weighted average number of common shares outstanding (Basic and Diluted)	32,765	22,684	32,333	22,644